Exhibit 107

Calculation of Registration Fee

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common stock, $0.001 par value, to be issued pursuant to the Second Amended and Restated 2023 Omnibus Equity Incentive Plan of Netcapital Inc.	2,000,000 Shares	$1.0025	$2,005,000	$220.96

(1)	This Registration Statement shall also cover any additional shares of common stock which become issuable under the Plan being registered pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.
(3)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low sale price of the Registrant’s common stock on April 3, 2023 as reported in the Nasdaq Stock Market.